Exhibit 10.1

September 2, 2026

Mr. Aric Chang

[***]

Re: Employment Offer Letter

Dear Aric,

We are pleased to extend an offer of employment to you with American Healthcare Opps Holdings LLC (the “Company”). This letter will serve to confirm the full and complete terms of our employment offer.

Your position will be Chief Financial Officer, and you will be hired as a regular, full-time employee of the Company who is exempt from overtime compensation and for whom reasonable work travel will be required. In your role, you will report to Jeff Hanson, Chief Executive Officer, and Gabe Willhite, President and Chief Operating Officer, and will devote your full working time and attention toward the performance of your duties and in the best interests of the Company and its affiliates. Your estimated start date will be no later than October 1, 2026.

Your monthly base salary will be $41,666.66, payable in accordance with the Company’s normal payroll procedures, and corresponding to an annual base salary of $500,000.

In addition to your base salary, you will be eligible to participate in our annual bonus plan (the “Annual Bonus”), with actual payouts based on achievement of the specific performance goals for each fiscal year to be established by the Company (the “Performance Goals”), with a target bonus opportunity equal to 100% of your base salary and pro-rated based on your start date. In addition, your Annual Bonus opportunity will be pro-rated for service breaks taken for any reason, such as any type of leave of absence. The specific amount of your Annual Bonus, if any, shall be determined by the Company based upon an evaluation of corporate and individual performance against the Performance Goals and shall be subject to the terms of the Annual Bonus program and your continued employment through the date such Annual Bonus is paid (which shall be no later than the March 15th following the conclusion of the applicable performance period). No portion of the incentive compensation is earned until the date it is paid.

In the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of American Healthcare REIT, Inc. (“AHR”), you will be eligible to participate in AHR’s long-term incentive program beginning in 2027. Long-term incentive awards will be subject to the terms of AHR’s Second Amended and Restated 2015 Incentive Plan (the “Plan”) and its form of award agreements for similarly-situated employees.

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Your target annual equity grants as part of the long-term incentive program is expected to be as follows: (a) on or before March 31, 2027, an award of AHR restricted stock units (“RSUs”) covering a number of shares of AHR’s common stock having a grant date value equal to no less than $500,000 (based upon AHR’s closing stock price on the grant date or, if the grant date is not a trading day, the immediately preceding trading day), with any resulting fraction rounded down to the nearest whole share of common stock, with the RSUs scheduled to vest in three equal annual installments on the first three anniversaries of the grant date; and (b) on or before March 31, 2027, a performance-based award of AHR restricted stock units (“PSUs”) covering a number of shares of AHR common stock having a grant date value equal to no less than $500,000 (based upon AHR’s closing stock price on the grant date or, if the grant date is not a trading day, the immediately preceding trading day), with any resulting fraction rounded down to the nearest whole share of common stock. The performance goals related to the PSUs shall be consistent with the corporate performance goals approved by the Committee for the performance period of January 1, 2027, through December 31, 2029. The RSUs and PSUs will be subject to the terms of the Plan and an award agreement thereunder, including with respect to vesting.

In addition to the compensation above, upon the commencement of your employment, you will be entitled to a cash payment of $310,000 which will be paid no later than 30 days after your start date.

As Chief Financial Officer, you will not accrue vacation time but will instead be permitted to take unlimited vacation, subject to business needs and the approval of the President and Chief Operating Officer. You will also be provided with paid sick leave in accordance with Company policy and applicable state law. You will be eligible for health and other benefits that will be made available through the Company. The benefits provided by the Company are set forth in an Employee Handbook and other materials that will be provided at the commencement of your employment with the Company. In addition, you will be designated as a participant in the Company’s Executive Severance and Change of Control Plan (the “Executive Severance Plan”). By signing this offer letter, you acknowledge that nothing in this letter prohibits the Company from terminating or modifying any of its compensation or benefits programs at any time.

As a Company employee, you will be expected to abide by AHR’s and the Company’s policies and procedures. Such policies may include, without limitation, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of AHR common stock.

You agree that you will not, without the written permission of the Company, disclose to any person or entity, or use, other than in connection with the Company's business, any confidential information that you develop or otherwise acquire in the course of your employment with the Company. Confidential information includes, but is not limited to: your work product, inventions, client information, trade secrets of the Company, or any other proprietary information related to the conduct of the Company's business, its financial data or plans, or the marketing of its services. You agree that upon termination of your employment with the Company, you will deliver to the Company any and all confidential information about the Company and/or its clients that you possess, and you will also deliver to the Company any and all Company property in your possession. Nothing in this agreement or any other Company policy or agreement is intended to prohibit you (with or without prior notice to the Company) from reporting to or participating in an investigation with a government agency or authority about a possible violation of law, or from making other disclosures protected by applicable whistleblower statutes.

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Further, by singing below, you represent and warrant that you are not restricted by any agreement concerning non-competition or other similar restraints that might impair your ability to perform the duties of your role. Further, you agree that you will not provide us with any information, documents or other materials of any kind that constitute confidential or proprietary information that are protected by confidentiality or similar non-disclosure provisions. By signing below, you acknowledge that we have not asked you for, nor will you provide, any such information.

OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME FOR ANY REASON, WITH OR WITHOUT CAUSE OR NOTICE.

Please note that our offer is contingent on successful completion of standard hiring processes, including background check, drug screen, completion of form I-9 and signed Conditions of Employment agreement.

Except as provided in this letter, all terms and conditions of your employment are subject to the Company’s policies, as they may be amended from time to time. When you cease to be employed by the Company, you agree that for a period of one year following your date of termination, you will not solicit (either directly or indirectly) for employment any employees or independent contractors of the Company.

If you have any questions, concerning the above details, please feel free to call me. If you accept this position, please sign below and return to my attention within three (3) business days.

Thank you for your interest in our company.

Sincerely,

/s/ Jeffrey T. Hanson

Jeffrey T. Hanson

Chief Executive Officer and Chairman

Agreed and acknowledged by:

/s/ Aric Chang

Aric Chang

Date:	9/2/2026